Exhibit 99.1

              Intel Announces Record Quarterly and Annual Revenue;
                   Fourth-Quarter Earnings Per Share 33 Cents

     SANTA CLARA, Calif.--(BUSINESS WIRE)--Jan. 11, 2005--Intel Corporation today announced record quarterly revenue of $9.6 billion, up 13 percent from the third quarter and up 10 percent year-over-year. For the year, Intel achieved revenue of $34.2 billion, up 13.5 percent from 2003 and higher than the previous record of $33.7 billion set in 2000.
     Fourth-quarter net income was $2.1 billion, up 11 percent sequentially and down 2 percent year-over-year. Earnings per share were 33 cents, up 10 percent sequentially and flat with the fourth quarter of 2003. Results for the third quarter of 2004 included tax-related items that increased earnings by approximately 3 cents per share.
     "We ended 2004 with record revenues and robust demand for Intel architecture products across all geographies and channels," said Intel CEO Craig
R. Barrett. "Our investments in manufacturing capacity, innovative new products and global presence have allowed us to post double-digit gains in both revenue and profits two years in a row. In 2005, we look forward to continued growth as we ramp our 65nm process technology and introduce our first dual-core microprocessors across a range of new platforms."
     For the year, net income of $7.5 billion was up 33 percent from $5.6 billion in 2003. Earnings per share were $1.16, up 36 percent from 85 cents in 2003. Intel paid record cash dividends of $1 billion, announced two doublings of the company's cash dividend and used a record $7.5 billion to repurchase 300.5 million shares of common stock.

     BUSINESS OUTLOOK

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Please see the Risk Factors Regarding Forward-Looking Statements in this release for a description of certain important risk factors that could cause actual results to differ, and refer to Intel's annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks. These statements do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after Jan. 10, 2005. These statements also do not include any impact related to the expensing of stock options under the Financial Accounting Standards Board's Statement 123R, which is effective for quarters beginning after June 15, 2005. Expensing of stock options would decrease gross margin, increase expenses (including R&D expenses) and affect the tax rate.

     -- Revenue in the first quarter is expected to be between $8.8 billion and $9.4 billion.

     -- Gross margin percentage for the first quarter is expected to be approximately 55 percent, plus or minus a couple of points, as compared to 56 percent in the fourth quarter of 2004. The gross margin percentage could vary from expectations based on changes in revenue levels, product mix and pricing, manufacturing yields, changes in unit costs, capacity utilization and the existence of excess capacity, and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

     -- Gross margin percentage for 2005 is expected to be approximately 58 percent, plus or minus a few points, as compared to 57.7 percent in 2004.

     -- Expenses (R&D plus MG&A) in the first quarter are expected to be between $2.5 billion and $2.6 billion. Expenses, particularly certain marketing and compensation expenses, could vary from expectations depending on the level of demand for Intel's products and the level of revenue and profits.

     -- R&D spending for 2005 is expected to be approximately $5.2 billion, as compared to $4.8 billion in 2004.

     -- Capital spending for 2005 is expected to be between $4.9 billion and $5.3 billion, as compared to $3.8 billion in 2004. The expected increase is primarily driven by investments in 300mm, 65nm production equipment that will enable cost-effective production of dual-core microprocessors and other products.

     -- Gains from equity investments and interest and other in the first quarter are expected to be approximately $100 million.

     -- The tax rate for 2005 is expected to be approximately 31 percent. The tax rate expectation is based on current tax law and current expected income, assumes Intel continues to receive tax benefits for export sales, and does not reflect the impact of any potential repatriation of cash under the American Jobs Creation Act. The tax rate may be affected by the closing of acquisitions or divestitures, the jurisdiction in which profits are determined to be earned and taxed, changes in estimates of credits and deductions, the resolution of issues arising from tax audits with various tax authorities and the ability to realize deferred tax assets.

     -- Depreciation for the first quarter is expected to be approximately $1.2 billion, plus or minus $100 million. Depreciation for the full year is expected to be approximately $4.4 billion, plus or minus $100 million.

     -- Amortization of acquisition-related intangibles and costs is expected to be approximately $40 million in the first quarter and approximately $120 million for the full year.

     FOURTH-QUARTER REVIEW AND RECENT HIGHLIGHTS

     Financial Review

     -- Gains from equity investments and interest and other were $127 million, above the previous expectation of approximately $65 million.

     -- The effective tax rate for the quarter was 29.9 percent, below the previous expectation of 30.5 percent.

     -- Intel used $2 billion in cash to repurchase 89 million shares of its common stock during the quarter under an ongoing program.

     -- The company's board of directors approved a doubling of the company's cash dividend to 8 cents per share beginning with the first-quarter 2005 dividend declaration. The board also authorized the repurchase of an additional 500 million shares of common stock under the company's ongoing stock repurchase program.

     Key Product Trends (Sequential)

     -- Intel Architecture microprocessor units set a record with record unit shipments of enterprise and mobile processors. The average selling price was approximately flat.

     --   Chipset units set a record.

     --   Motherboard units set a record.

     --   Flash memory units were higher.

     -- Wireless connectivity units set a record. Wired connectivity units were higher.

     Intel Architecture Business

     Intel had record shipments of microprocessors, chipsets and motherboards during the quarter and demonstrated three upcoming dual-core processors for the enterprise, desktop and notebook market segments.
     For the enterprise, Intel had ongoing strong demand for the company's 64-bit Intel(R) Xeon(TM) processor, which surpassed 1 million units in the first two quarters of shipments. Intel also enhanced its Itanium(R) 2 processor line-up with six new processors for multiprocessor, dual-processor and low-voltage system designs. The company announced it would hire HP's Colorado-based Itanium processor design team while HP announced plans to invest more than $3 billion over the next three years to drive the development and sales of its Itanium-based systems. According to the latest Top500* ranking, Intel processors power 64 percent of the world's fastest supercomputers, a 15-fold increase over the past three years. Itanium-based systems make up 83 supercomputers on the Top500 list, including NASA's Project Columbia system, listed as the second fastest in the world.
     In mobile, Intel introduced the Pentium(R) M processor 765 for thin-and-light notebook PCs along with the Mobile Intel Pentium(R) 4 processor 552 for desktop-equivalent multimedia notebooks. The company also previewed a next-generation notebook PC platform code-named Sonoma, which began shipping for revenue during the quarter. The new platform combines the mobility associated with Intel Centrino(TM) Mobile Technology with support for advanced audio, video, 3D gaming and TV-out capabilities traditionally found in desktop PCs and full-size notebooks.
     For the digital home, entertainment PC products from major OEM manufacturers began shipping during the holiday buying season. Based on the Pentium(R) 4 processor with HT Technology and the Intel 915 Express Chipset, the entertainment PCs combine many of the capabilities found in consumer electronics devices such as CD/DVD players, gaming stations and personal video recorders into a single platform that also supports Web content browsing and home networking. Intel Capital invested in three additional companies developing enabling technologies for the digital home while Intel and Linksys announced a digital media adapter that enables consumers to enjoy movies and music on multiple networked digital devices in the home. The Linksys adapter supports technology called DCTP/IP that allows protected premium content to be experienced in the digital home.
     For the desktop, Intel introduced a new PC platform aimed at power users and gaming enthusiasts. The platform includes the Pentium 4 Processor Extreme Edition at 3.46 GHz and the Intel 925XE Express chipset, which supports a 1.066 GHz front side bus, PCI Express* graphics and Intel High Definition Audio.

     Intel Communications Group

     In flash, the company saw continued strong growth in demand for its Intel StrataFlash(R) Wireless Memory, which helped Intel regain its market segment share leadership in NOR flash memory. The company also released software tools that make it easier for developers to create advanced applications for next-generation multimedia phones that use Intel StrataFlash memories and Intel Wireless Flash memories.
     In wireless networking, Intel shipped a record number of WiFi connections during the quarter and announced plans to work with Clearwire, a wireless broadband services company, to accelerate the deployment of WiMAX networks worldwide. Clearwire received an investment from Intel Capital and plans to deploy equipment that uses Intel WiMAX silicon. In cellular, Intel, IBM and NTT Docomo released the Trusted Mobile Platform, a security specification for cell phones and other handheld devices designed to help make online purchases more secure and protect against viruses.
     In network processing, Intel announced new product lines for communications and embedded networking applications. The Intel IXP2325 and IXP2350 network processors are Intel's first built on 90nm process technology and are targeted at network access and edge applications. The Intel IXP460 and IXP465 network processors provide designers of embedded systems with a higher performing Intel XScale(R) core, expanded connectivity options, and system reliability and security enhancements.
     In storage area networking, Intel introduced a low-voltage 64-bit Intel Xeon processor offering greater memory addressability for storage-intensive applications such as large databases. Emulex announced plans to use Intel's 2-Gbps optical transceiver in a new Fibre Channel adaptor for storage area networks.

     Technology and Manufacturing Group

     Intel exited the year with more than 80 percent of its processor shipments to the computing industry based on 300mm, 90nm technology. The company also made significant progress in its 65nm technology development, including the demonstration of commercial software running on a forthcoming dual-core microprocessor for notebook PCs code-named Yonah. Intel also began installing equipment at its Fab 12 facility in Arizona -- the company's fifth 300mm fab -- which is on schedule to produce 65nm processors in late 2005, with volume ramping in 2006.

     EARNINGS WEBCAST

     Intel will hold a public webcast at 2:30 p.m. PST today on its Investor Relations Web site at www.intc.com. A replay of the webcast will be available until April 19.

     STATUS OF BUSINESS OUTLOOK AND MID-QUARTER BUSINESS UPDATE

     During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. Intel intends to publish a Mid-Quarter Business Update on March 10. From the close of business on March 4 until publication of the Update, Intel will observe a "Quiet Period" during which the Business Outlook disclosed in the company's press releases and filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. For more information about the Business Outlook, Update and related Quiet Periods, please refer to the Business Outlook section of Intel's Web site at www.intc.com.

     RISK FACTORS REGARDING FORWARD-LOOKING STATEMENTS

     The statements in this document that refer to plans and expectations for the first quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward looking statements. Intel presently considers the factors accompanying certain of such statements above and set forth below to be the important factors that could cause actual results to differ materially from Intel's published expectations. A more detailed discussion of these factors, as well as other factors that could affect Intel's results, is contained in Intel's SEC filings, including the report on Form 10-Q for the quarter ended Sept. 25, 2004.

     -- Intel operates in intensely competitive industries. Revenue and the gross margin percentage are affected by the demand for and market acceptance of Intel's products, pricing pressures and actions taken by Intel's competitors, the timing of new product introductions and the availability of sufficient inventory to meet demand. Factors that could cause demand to be different from Intel's expectations include changes in business and economic conditions, and changes in customer order patterns and the level of inventory at customers.

     -- The gross margin percentage could also be affected by excess or obsolete inventory, variations in inventory valuation and impairment of manufacturing or assembly and test assets.

     -- Dividend declarations and the dividend rate are at the discretion of Intel's Board of Directors, and plans for future dividends may be revised by the Board. Intel's dividend and stock repurchase programs could be affected by changes in its capital spending programs, changes in its cash flows and changes in tax laws, as well as by the level and timing of acquisition and investment activity.

     -- The expectation regarding gains or losses from equity securities and interest and other could vary from expectations depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and changes in fair value of derivative instruments.

     -- Intel's results could be impacted by unexpected economic, social and political conditions in the countries in which Intel, its customers or its suppliers operate, including security risks, possible infrastructure disruptions and fluctuations in foreign currency exchange rates.

     -- Intel's results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications) and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

     Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

     Intel, Intel Xeon, Itanium, Pentium, Intel Centrino, Intel StrataFlash and Intel XScale are marks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.

     *Other names and brands may be claimed as the property of others.


                           INTEL CORPORATION
              CONSOLIDATED SUMMARY INCOME STATEMENT DATA
                (In millions, except per share amounts)


                                     Three Months     Twelve Months
                                         Ended             Ended
                                   ----------------- -----------------
                                   Dec. 25, Dec. 27, Dec. 25, Dec. 27,
                                      2004     2003     2004     2003
                                   -------- -------- -------- --------
NET REVENUE                         $9,598   $8,741  $34,209  $30,141
Cost of sales                        4,221    3,185   14,463   13,047
                                   -------- -------- -------- --------
GROSS MARGIN                         5,377    5,556   19,746   17,094
                                   -------- -------- -------- --------

Research and development             1,214    1,177    4,778    4,360
Marketing, general and
 administrative                      1,225    1,141    4,659    4,278
Impairment of goodwill                   -      611        -      617
Amortization of acquisition-related
  intangibles and costs                 38       65      179      301
Purchased in-process research and
  development                            -        -        -        5
                                   -------- -------- -------- --------
OPERATING EXPENSES                   2,477    2,994    9,616    9,561
                                   -------- -------- -------- --------
OPERATING INCOME                     2,900    2,562   10,130    7,533
Losses on equity securities, net        (3)     (35)      (2)    (283)
Interest and other, net                130       53      289      192
                                   -------- -------- -------- --------
INCOME BEFORE TAXES                  3,027    2,580   10,417    7,442
Income taxes                           904      407    2,901    1,801
                                   -------- -------- -------- --------
NET INCOME                          $2,123   $2,173  $ 7,516  $ 5,641
                                   ======== ======== ======== ========

BASIC EARNINGS PER SHARE            $ 0.34   $ 0.33  $  1.17  $  0.86
                                   ======== ======== ======== ========
DILUTED EARNINGS PER SHARE          $ 0.33   $ 0.33  $  1.16  $  0.85
                                   ======== ======== ======== ========

COMMON SHARES OUTSTANDING            6,294    6,512    6,400    6,527
COMMON SHARES ASSUMING DILUTION      6,352    6,671    6,494    6,621



                          INTEL CORPORATION
               CONSOLIDATED SUMMARY BALANCE SHEET DATA
                            (In millions)




                                           Dec. 25, Sept. 25, Dec. 27,
                                              2004     2004     2003
                                            -------- -------- --------
CURRENT ASSETS
Cash and short-term investments             $14,061  $13,647  $13,539
Trading assets                                3,111    2,510    2,625
Accounts receivable                           2,999    3,266    2,960
Inventories:
  Raw materials                                 388      434      333
  Work in process                             1,418    1,750    1,490
  Finished goods                                815      996      696
                                            -------- -------- --------
                                              2,621    3,180    2,519

Deferred tax assets and other                 1,540    1,387    1,239
                                            -------- -------- --------
  Total current assets                       24,332   23,990   22,882

Property, plant and equipment, net           15,768   15,924   16,661
Marketable strategic equity securities          656      461      514
Other long-term investments                   2,563    2,365    1,866
Goodwill                                      3,719    3,734    3,705
Other assets                                  1,379    1,326    1,515
                                            -------- -------- --------

  TOTAL ASSETS                              $48,417  $47,800  $47,143
                                            ======== ======== ========

CURRENT LIABILITIES
Short-term debt                             $   201  $   213  $   224
Accounts payable and accrued liabilities      6,049    5,514    5,237
Deferred income on shipments to
  distributors                                  592      652      633
Income taxes payable                          1,265    1,431      785
                                            -------- -------- --------
  Total current liabilities                   8,107    7,810    6,879

LONG-TERM DEBT                                  703      882      936
DEFERRED TAX LIABILITIES                      1,028      913    1,482

STOCKHOLDERS' EQUITY                         38,579   38,195   37,846
                                            -------- -------- --------

  TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                     $48,417  $47,800  $47,143
                                            ======== ======== ========


                           INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                             (In millions)


                                            Q4 2004  Q3 2004  Q4 2003
                                           ---------------------------
GEOGRAPHIC REVENUE:
  Americas                                   $2,047   $1,799   $2,356
                                                21%      21%      27%
  Asia-Pacific                               $4,421   $4,014   $3,475
                                                46%      48%      40%
  Europe                                     $2,277   $1,886   $2,126
                                                24%      22%      24%
  Japan                                        $853     $772     $784
                                                 9%       9%       9%
ADDITIONAL REVENUE-RELATED INFORMATION:
Intel Architecture business microprocessor
 revenue                                     $6,804   $5,928   $6,514
Intel Architecture business chipset,
 motherboard and other revenue               $1,426   $1,210   $1,183
Flash revenue                                  $643     $638     $399

CASH INVESTMENTS:
Cash and short-term investments             $14,061  $13,647  $13,539
Trading assets - fixed income (1)             2,772    2,192    2,321
                                           ---------------------------
Total cash investments                      $16,833  $15,839  $15,860
INTEL CAPITAL PORTFOLIO:
Marketable strategic equity securities         $656     $461     $514
Other strategic investments                     513      631      752
                                           ---------------------------
Total Intel Capital portfolio                $1,169   $1,092   $1,266
TRADING ASSETS:
Trading assets - equity securities
  offsetting deferred compensation (2)         $339     $318     $304
Total trading assets - sum of 1+2            $3,111   $2,510   $2,625

SELECTED CASH FLOW INFORMATION:
Depreciation                                 $1,144   $1,155   $1,177
Impairment of goodwill                            -        -     $611
Amortization of acquisition-related
 intangibles & costs                            $38      $40      $65
Capital spending                            ($1,031) ($1,106)   ($707)
Stock repurchase program                    ($2,000) ($2,500) ($2,003)
Proceeds from sales of shares to
  employees, tax benefit & other               $168     $322     $324
Dividends paid                                ($252)   ($253)   ($131)
Net cash used for acquisitions                    -     ($20)    ($40)

SHARE INFORMATION:
Average common shares outstanding             6,294    6,375    6,512
Dilutive effect of stock options                 58       67      159
Common shares assuming dilution               6,352    6,442    6,671
STOCK BUYBACK:
  Shares repurchased                           89.0    106.3     61.4
  Shares authorized for buyback             2,300.0  2,300.0  2,300.0
  Increase in authorization                   500.0        -        -
  Cumulative shares repurchased            (2,186.5)(2,097.5)(1,886.0)
  Shares available for buyback                613.5    202.5    414.0

OTHER INFORMATION:
Employees (in thousands)                       85.0     84.2     79.7
Days sales outstanding                           34       35       36


                           INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                            ($ in millions)



                                                 YTD            YTD
                               Q4 2004  Q3 2004  2004  Q4 2003  2003
----------------------------------------------------------------------
OPERATING SEGMENT
INFORMATION:

Intel Architecture Business
    Revenue                      8,230   7,138  29,167  7,697  26,178
    Operating income             3,484   2,789  12,067  3,721  10,354

----------------------------------------------------------------------
Intel Communications Group
    Revenue                      1,364   1,327   5,027  1,035   3,928
    Operating loss                (196)   (250)   (791)  (143)   (824)

----------------------------------------------------------------------
All Other
    Revenue                          4       6      15      9      35
    Operating loss                (388)   (166) (1,146)(1,016) (1,997)

----------------------------------------------------------------------
Total
    Revenue                      9,598   8,471  34,209  8,741  30,141
    Operating income             2,900   2,373  10,130  2,562   7,533

----------------------------------------------------------------------


Beginning in 2004, the company combined its communications-related businesses into a single organization, the Intel Communications Group
(ICG). Previously, these communications businesses were in two separate product line operating segments: the former Intel Communications Group and the Wireless Communications and Computing Group. The company now consists of two reportable product-line operating segments: the Intel Architecture business, which is composed of the Desktop Platforms Group, the Mobile Platforms Group and the Enterprise Platforms Group; and ICG. All prior period amounts have been restated to reflect the new presentation as well as certain minor reorganizations effected during 2004.

The Intel Architecture operating segment's products include microprocessors and related chipsets and motherboards. ICG's products include flash memory; wired and wireless connectivity products; communications infrastructure components such as network and embedded processors and optical components; microcontrollers; application and cellular processors used in cellular handsets and handheld computing devices; and cellular baseband chipsets.

The "all other" category includes acquisition-related costs, including amortization and any impairments of acquisition-related intangibles and goodwill. "All other" also includes the results of operations of seed businesses that support the company's initiatives. Finally, "all other" includes certain corporate-level operating expenses, including a portion of profit-dependent bonus and other expenses not allocated to the operating segments.